Exhibit B


08/14/03
on*top:  sets clear targets

o    Strategy: integrated power and gas group with clear European focus
o    Organizational structure: resolute market orientation
o    Management: Corporate Center with new functions
o    Performance: improve EBIT by EUR2 billion by 2006

After successfully transforming the group and achieving growth in its core business, E.ON is shifting its primary focus to improving profitability, boosting efficiency, and selectively pursuing value-enhancing acquisitions, for which E.ON's group-wide on*top project has set clear targets.

Integrated power and gas group with clear European focus

E.ON has defined five target markets for its power and gas business. Gas procurement, transport, storage, and trading are part of a single pan-European market. By contrast, the entire electricity business, as well as gas distribution and supply, are predominantly regional. E.ON's regional target markets are Central Europe, the U.K., the Nordic region, and the Midwestern U.S.

E.ON is already well positioned in all of these markets. The focal point of the Group's strategy is to selectively enlarge its competitive position in European markets. These markets will receive the lion's share of E.ON's planned investments of EUR26 to EUR28 billion for the period 2003-2005.

Market-oriented organizational structure

The on*top project confirmed that E.ON's current organizational structure gives it a good position in its markets. Nevertheless, E.ON intends to finetune its organization in order to ensure that decisions are made close to its markets and customers and that the group achieves the best performance possible.

Business Units-which are responsible for day-to-day business and include the generation, grid, trading, and sales companies-will be assigned new companies as part of power-gas integration. Ruhrgas will manage Thuga, which mostly has gas operations, and D-Gas, E.ON's gas trading affiliate in the Netherlands. E.ON's regional utilities in Germany, which predominantly operate electric supply businesses, will remain part of E.ON Energie. Operations in the Czech Republic and Hungary will be combined into a single national company in each country and managed by E.ON Energie. Ruhrgas will be responsible for managing E.ON's interests in the Baltic Sea region.

A major group company will manage and have earnings responsibility for E.ON's operations in each of the five target markets. Ruhrgas will be responsible for E.ON's pan-European gas business, E.ON Energie for Central Europe, Powergen for the U.K., Sydkraft for the Nordic region, and LG&E for the Midwestern U.S. Under this structure, Sydkraft (which currently reports to E.ON Energie) and LG&E (which currently reports to Powergen) will be managed directly by E.ON AG.

Corporate Center with new management functions

E.ON AG Corporate Center will plot and steer E.ON's strategic course as an international energy group. To do so, it has created new management processes:
Strategic Market Management will be responsible for coordinating and optimizing aspects of the business that transcend the individual Market Units. Regulatory Affairs will coordinate the group's interactions with European and national regulatory authorities. Operational Excellence will be charged with establishing best practices and ensuring that contintual process improvement becomes part of E.ON's culture. The Corporate Center will also be directly responsible for the development of approximately 200 of the group's most important executives.

Improve EBIT by EUR2 billion by 2006

Along with refining its strategy and organizational structure, E.ON has also set ambitious returns and earnings targets. E.ON's objective is to increase its ROCE to at least 10.5 percent by 2006. At the same time, E.ON aims to reduce its capital employed. E.ON's earnings target is to increase EBIT by EUR2 billion to EUR6.7 billion in 2006 (on an expected capital employed base of EUR64 billion). The EBIT increase target comprises expected contributions from Powergen and Ruhrgas, organic growth, and performance improvements of EUR1 billion.(1)

E.ON expects to generate annual free cash flow of EUR2.4 billion by 2006.(2)

Moreover, E.ON intends to go on the offensive in terms of dividends. Plans call for the dividend to increase on average by a double-digit percentage between 2003 and 2006.

E.ON: clear prospects for the future

E.ON CEO Wulf H. Bernotat stated: "In the on*top project, we set clear strategic targets, gave the group a more powerful structure, and set ambitious returns and earnings targets. We're convinced that we're taking the right path to further growth and sustained value enhancement. E.ON offers its shareowners and its employees clear and-we believe-very attractive prospects for the future"

(1) These Non-GAAP financial targets are based on equivalent U.S.-GAAP targets of total assets in 2006 of EUR110 billion and net income in 2006 of EUR3.4 billion. The target of EUR1 billion in performance improvements is expected to account for approximately EUR650 million of the targeted increase in net income.

(2) E.ON defines free cash flow as cash provided by continuing operations less investments in fixed and intangible assets. For the period 2003e to 2006e, E.ON expects a cumulative free cash flow of EUR9.5 billion. This figure is based on forecast cash providing by operating activities of EUR21 million and investments in fixed and intangible assets of EUR11.5 billion.

This press release contains certain statements that are neither reported financial results nor other historical information but are based on beliefs of E.ON's management as well as assumptions made by and information currently available to E.ON. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. Because these forward-looking statements are subject to risks, uncertainties and assumptions, actual future results may differ materially from those expressed In or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond our ability to control or estimate precisely, such as future market or economic conditions, fluctuations in currency or interest rates, the behavior of other market participants or customers, the actions of governmental regulators, lack of successful completion or implementation of planned acquisitions or dispositions, as well as other risks, including those detailed in our filings with the Securities and Exchange Commission. For information identifying factors that could cause our actual results to differ materially from those anticipated in the forward-looking statements, you should refer to our filings with the Securities and Exchange Commission, in particular to the discussion included in the section of our 2002 Annual Report on Form 20-F entitled "Item 3. Key Information: Risk Factors." We caution you not to place undue reliance on these forward-looking statements, which speak only as of today's date. We do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this presentation and do not intend to do so.

E.ON prepares its financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). This press release contains references to certain forward-looking measures (including ROCE, EBIT, Free Cashflow and Capital Employed) that are not calculated in accordance with U.S. GAAP and are therefore considered "Non-GAAP financial measures" within the meaning of the U.S. federal securities laws. The footnotes provide an equivalent U.S. GAAP target for the forward-looking measures. Management believes that the Non-GAAP financial measures used by E.ON, when considered in conjunction with (but not in lieu of) other measures that are computed in U.S. GAAP, enhance an understanding of E.ON's results of operations. A number of these Non-GAAP financial measures are also commonly used by securities analysts, credit rating agencies and investors to evaluate and compare the periodic and future operating performance and value of E.ON and other companies with which E.ON competes.

These Non-GAAP financial measures should not be considered in isolation as a measure of E.ON's profitability or liquidity, and should be considered in addition to, rather than as a substitute for, net income, cash flow provided by operating activities and the other income or cash flow data prepared in accordance with U.S. GAAP. The Non-GAAP financial measures used by E.ON may differ from, and not be comparable to, similarly-titled measures used by other companies.